SECOND AMENDMENT TO THE AMENDED AND RESTATED

UNITED RETAIL GROUP

SUPPLEMENTAL RETIREMENT SAVINGS PLAN

RECITALS

United Retail Group, Inc. (the “Company”) maintains for the benefit of its employees the United Retail Group Supplemental Retirement Savings Plan, as amended (the “Plan”).

The Company adopted, effective as of June 27, 2005 an amendment and restatement of the Plan and subsequently amended it by a First Amendment dated August 29, 2005.

The Company now wishes to add a provision to the Plan.

Therefore, this Second Amendment to the amended and restated Plan shall be adopted effective as of the date of its adoption by the Board.

AMENDMENT

1.	A new Section 7.11 is added to the Plan to read in its entirety as follows:

Notwithstanding any provision of the Plan to the contrary, in accordance with rules established by the Administrative Committee in accordance with Section 409A of the Code, each Participant shall be permitted to elect, not later than December 31, 2007, in a form and manner acceptable to the Administrative Committee, that their benefits under the Plan (to the extent not attributable to 409A Deferrals) shall be distributable to them, in a lump sum or ten annual installment payments in accordance with the otherwise applicable terms of the Plan, on either their "separation from service" within the meaning of Section 409A of the Code or a date certain not earlier than January 1, 2008 and specified by the Participant.  Nothing in this Section 7.11 shall affect a Participant's right to a distribution upon death, a Change in Control, or the occurrence of an Unforeseeable Emergency in accordance with the otherwise applicable provisions of the Plan.

2.           In all other respects, the Plan shall remain unchanged.

Dated this 10th day of September, 2007.

UNITED RETAIL GROUP, INC.

By:	/s/ Kenneth Carroll
Kenneth Carroll
Title:	Senior Vice President-General
Counsel and Secretary